Exhibit 99

GORMAN-RUPP REPORTS 2009 SECOND QUARTER EARNINGS
Mansfield, Ohio — July 23, 2009 — The Gorman-Rupp Company (NYSE Amex: GRC) reports net sales and earnings for the second quarter and six months ended June 30, 2009.
Net sales were $68,345,000 for the second quarter ended June 30, 2009, 18.7% lower than the $84,031,000 during the same period in 2008. Net income declined from $7,895,000 in the second quarter 2008 to $4,867,000 in the second quarter 2009, or 38.4%. Earnings per share decreased from $0.47 to $0.29 for the comparable periods.
Net sales for the six months ended June 30, 2009 totaled $139,943,000, down 15.4% from net sales of $165,465,000 during the same period in 2008. Net income declined 37.7% from $15,047,000 in the first six months of 2008 to $9,373,000 in the first six months of 2009. Earnings per share decreased from $0.90 to $0.56 for the comparable periods.
As in the previous two quarters, the global economic downturn continues to have a negative impact on the Company’s business compared to its record results in the first half of last year. The decline in sales for the quarter was across most of the markets the Company serves, with the largest declines in the construction and rental markets, the fire protection market and the power generation market.
The decline in earnings for the quarter principally reflects decreased operating leverage on the lower volume of operations, and increased pension and healthcare expenses of $0.10 per share. Offsetting these increased expenses was a decrease in LIFO expense of $0.08 per share, of which one-half was due to the partial liquidation of LIFO quantities during the second quarter 2009 as a result of lower sales levels.
The Company’s backlog of orders was $82.9 million at June 30, 2009 compared to $119.6 million a year ago and $107.8 million at December 31, 2008, with the largest decline in the power generation market. The continued economic uncertainty facing most companies and municipalities has caused some orders to be deferred.
The Company’s balance sheet continues to be strong through this period of reduced sales and earnings. The Company generated $27.1 million in operating cash flow during the first six months of 2009, primarily due to net income and to lower inventory and accounts receivable balances. Capital expenditures totaling $42.9 million for the previously announced consolidation of the Mansfield, Ohio facilities have been incurred as of June 30, 2009, of which $19.6 million has been incurred in 2009. During the quarter $11.2 million was borrowed under an unsecured loan agreement to partially finance this construction project which is expected to be completed by the end of 2009.
The Company regularly evaluates its cost structure to ensure that it is appropriately positioned to respond to changing market conditions. In 2008, and continuing in 2009, the Company initiated and expanded several initiatives to help adjust costs to current operating levels. During the second quarter 2009, production plans were further realigned to match current demand and additional compensation reductions were put in place for salary and hourly employees and some workforce reductions occurred at

Exhibit 99

locations where appropriate.
Jeffrey S. Gorman, President and CEO said, “Our operational and financial initiatives in response to the global economic weakness will allow the Company to continue to withstand the current downturn and better compete and grow when the economy recovers. We have seen less impact from Federal stimulus funding than previously anticipated due to the relatively small allocation of these funds to water, wastewater and similar infrastructure projects to date.”
Released by David P. Emmens, Corporate Secretary, Telephone (419) 755-1477.
For additional information contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.

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Exhibit 99

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(in thousands of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net sales	$68,345	$84,031	$139,943	$165,465
Cost of products sold	52,555	63,625	108,808	125,215

Gross profit	15,790	20,406	31,135	40,250

Selling, general and administrative expenses	8,790	9,356	17,778	18,855

Operating income	7,000	11,050	13,357	21,395

Other income (expense) — net	202	883	713	1,426

Income before income taxes	7,202	11,933	14,070	22,821
Income taxes	2,335	4,038	4,697	7,774

Net income	$4,867	$7,895	$9,373	$15,047

Basic and diluted earnings per share	$0.29	$0.47	$0.56	$0.90
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands of dollars)

	Unaudited
	June 30,	December 31,
	2009	2008
Assets
Cash and short-term investments	$42,709	$23,793
Accounts receivable — net	41,307	48,200
Inventories	46,499	56,881
Deferred income taxes and other current assets	2,364	5,392

Total current assets	132,879	134,266

Property, plant and equipment — net	99,819	80,406

Deferred income taxes and other assets	16,802	16,866

Total assets	$249,500	$231,538

Liabilities and shareholders’ equity

Accounts payable	$9,534	$15,878
Short-term debt	16,834	—
Accrued liabilities and expenses	20,711	19,691

Total current liabilities	47,079	35,569

Deferred and other long-term income taxes	1,324	1,322
Retirement benefits	9,731	11,421
Postretirement benefits	24,639	24,020

The Gorman-Rupp Company shareholders’ equity	166,060	158,588
Noncontrolling interest	667	618

Total shareholders’ equity	166,727	159,206

Total liabilities and shareholders’ equity	$249,500	$231,538

Shares outstanding	16,707,535	16,707,535

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